Exhibit 99.1

Rafael Holdings Provides Update on Rafael Pharmaceuticals’ Two Phase 3 Trials of CPI-613® (Devimistat), AVENGER 500 in Metastatic Pancreatic Cancer and ARMADA 2000 in Relapsed or Refractory Acute Myeloid Leukemia

Phase 3 Clinical Trial in Metastatic Pancreatic Cancer Did Not Meet its Primary Endpoint of Improved Overall Survival

Independent Data Monitoring Committee Recommended the Phase 3 Clinical Trial in Relapsed or Refractory
Acute Myeloid Leukemia Be Stopped Due to Lack of Efficacy

Rafael Holdings to Host Conference Call Today at 8:00 a.m. ET

NEWARK, NJ – Oct. 28, 2021 (GLOBE NEWSWIRE) – Rafael Holdings, Inc., (NYSE: RFL), a holding company focused on developing novel cancer metabolism therapeutics through its Barer Institute, investment in Rafael Pharmaceuticals, Inc. (“Rafael Pharmaceuticals”) as well as other investments in early-stage ventures, today announced that the AVENGER 500 Phase 3 clinical trial for CPI-613® (devimistat), Rafael Pharmaceuticals’ lead product candidate, did not meet its primary endpoint of significant improvement in overall survival in patients with metastatic adenocarcinoma of the pancreas.

In this multi-national Phase 3 randomized clinical trial, 528 patients with metastatic adenocarcinoma of the pancreas who had no prior therapy were randomized to receive either devimistat in combination with modified FOLFIRINOX (mFFX) in the treatment arm or FOLFIRINOX (FFX) alone in the control arm. Devimistat given with mFFX did not significantly improve overall survival (HR=0.95, p=0.66) compared to FFX alone. The median overall survival in the treatment arm was 11.1 months, compared to 11.7 months in the control arm.

Devimistat is also being evaluated in a multi-national Phase 3 randomized clinical trial, ARMADA 2000, in patients with relapsed or refractory acute myeloid leukemia (AML). Following a pre-specified interim analysis, the independent data monitoring committee has recommended the trial be stopped due to lack of efficacy.

“We are disappointed by the results of these two Phase 3 clinical trials with devimistat. We plan to work in collaboration with Rafael Pharmaceuticals to further evaluate the data,” said Ameet Mallik, CEO, Rafael Holdings, Inc. “We would like to thank the patients, families, and investigators for their participation in the AVENGER 500 and ARMADA 2000 trials.”

Conference Call Information:

Date: Thursday, October 28, 2021

Time: 8:00 a.m. ET

Domestic Dial-in Number: (800) 547-0089

International Dial-in Number: (214) 989-7192

Conference ID: 4670624

Live Webcast: accessible from the Company’s website at https://rafaelholdings.com under Events and Presentations or with this link: https://edge.media-server.com/mmc/p/izzdnghf.

AVENGER 500 Phase 3 Clinical Trial

AVENGER 500 is a Phase 3 multinational, randomized controlled clinical trial to evaluate the efficacy and safety of devimistat (CPI-613®), in combination with modified FOLFIRINOX (mFFX) in comparison to FOLFIRINOX. Patients eligible for enrollment in this study included adults 18-75 years old of both sexes with metastatic (stage IV) pancreatic adenocarcinoma, not previously treated for metastatic disease and with ECOG performance status of 0 – 1.

ARMADA 2000 Phase 3 Clinical Trial

ARMADA 2000 is a Phase 3 multinational, randomized controlled clinical trial to evaluate the efficacy and safety of devimistat (CPI-613®) in combination with high dose cytarabine and mitoxantrone (CHAM) as compared to high dose cytarabine and mitoxantrone (HAM) and control sub-groups: combination of mitoxantrone, etoposide and cytarabine (MEC) and combination of fludarabine, cytarabine, and filgrastim (FLAG) in patients 50 years of age or older with relapsed or refractory acute myeloid leukemia (AML).

About Devimistat (CPI-613®)

Rafael Pharmaceuticals’ lead compound devimistat (CPI-613®) is designed to selectively target the tumor mitochondrial tricarboxylic acid (TCA) cycle, a process essential to tumor cell multiplication and survival. Devimistat is designed to increase cellular stress and may increase the sensitivity of cancer cells to a diverse range of chemotherapeutic agents. The U.S. Food and Drug Administration (FDA) has designated devimistat as an orphan drug for the treatment of pancreatic cancer, acute myeloid leukemia, myelodysplastic syndrome, peripheral T-cell lymphoma, soft tissue sarcoma, Burkitt’s lymphoma and biliary tract cancer. The European Medicines Agency (EMA) has granted orphan drug designation to devimistat for pancreatic cancer, acute myeloid leukemia and Burkitt’s lymphoma.

About Rafael Holdings, Inc.

Rafael Holdings is focused on the development of novel cancer therapies. The company owns the Barer Institute, Inc. and is a significant investor in two clinical stage oncology companies, Rafael Pharmaceuticals, Inc., and LipoMedix Pharmaceuticals Ltd. Through the Barer Institute, the company is developing a pipeline of compounds focused on the regulation of cancer and immune metabolism. On June 21, 2021, the company announced that it has entered into a merger agreement to acquire full ownership of Rafael Pharmaceuticals, Inc. For more information, visit www.rafaelholdings.com.

About Rafael Pharmaceuticals, Inc.

Rafael Pharmaceuticals is focused on the growing field of cancer metabolism. The company is developing a new category of metabolic oncology therapeutic candidates that are designed to attack hard-to-treat cancers by targeting the metabolic processes that these cancers need to survive, grow, and proliferate. Rafael Pharmaceuticals’ lead compound, CPI-613® (devimistat), is an investigational anti-cancer agent that is being evaluated in ongoing Phase 1, 2 and 3 clinical trials. The Company’s investors include Rafael Holdings, Inc. (NYSE: RFL). On June 21, 2021, Rafael Pharmaceuticals announced that it has entered into a merger agreement with Rafael Holdings, Inc. to create a publicly traded late-stage clinical oncology company focused on cancer metabolism-based therapeutics. For more information, please visit www.rafaelpharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of public health threats, including COVID-19, on our business and operations; we depend heavily on the success of Rafael Pharmaceuticals and the future success of its lead product candidate devimistat (CPI-613®), and clinical trials of the product candidate may not be successful; our pharmaceutical companies may not be able to develop any medicines of commercial value; our pharmaceutical companies may not be successful in their efforts to identify or discover potential product candidates; the manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process; interim, topline and preliminary data may change as more patient data become available, and are subject to audit and verification procedures that could result in material changes in the final data; our product candidates may cause serious adverse side effects; ongoing regulatory obligations; effects of significant competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to attract, retain and motivate qualified personnel; the possibility of system failures or security breaches; risks relating to intellectual property and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2021, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Investor Relations

Barbara Ryan

Barbara.ryan@rafaelholdings.com

203-274-2825

Media Contact

Brandi Robinson

Brandi.robinson@rafaelholdings.com

862-226-9659

3